EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

STEVEN C. COOPER APPOINTED LABOR READY CHIEF EXECUTIVE OFFICER

TACOMA, WA, May 23, 2006 – Steven C. Cooper, president of Labor Ready Inc. (NYSE: LRW) was appointed chief executive officer and elected to serve on the Board of Directors at its annual shareholder’s meeting on May 17, 2006.

Joe Sambataro, who has served as CEO since September 2001, will continue to serve as a member of the board. Sambataro announced his retirement on Feb. 16, 2006 as part of a planned succession.

Cooper has served for the past year as president and has been responsible for strategy, sales and marketing and branch operations of all brands and services. Prior to that he was executive vice president and chief financial officer at Labor Ready from 2001 to 2005. He joined Labor Ready in 1999.

“Steve is clearly qualified to provide the leadership and strategic vision for Labor Ready’s future,” said Labor Ready Chairman Bob Sullivan. “Steve has worked very closely with Joe and has played a key role in the company’s success.

“We would like to thank Joe for driving the company’s tremendous growth,” Sullivan said, “and for his commitment to cultivating the company’s mission, vision and values. We look forward to his continuing contribution as a member of the board.”

Additionally the company announced the following individuals were also elected to serve for a one year term on the board at the Shareholder’s meeting: Keith Grinstein, Tom McChesney, Gates McKibbin, Joe Sambataro, Bill Steele, Bob Sullivan and Craig Tall.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled trades, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 900 branch locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com.

For More Information Contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, Director of Corporate Communications

253-680-8291